Exhibit 10.9

Spousal Consent Letter

This Spousal Consent Letter is entered into in Beijing on July 5, 2019.

I, Jiantong Zhao (ID No.: [____________]), am the lawful spouse of Jiahui Gan (ID No.: [____________]). I hereby acknowledge that I have known, and unconditionally and irrevocably agree that Jiahui Gan executes the following documents (hereinafter collectively referred to as the “VIE Agreements”), and agree that Jiahui Gan disposes of the shares of Ucommune (Beijing) Venture Investment Co., Ltd. (hereinafter referred to as the “Domestic Company”) held by him in accordance with the provisions of the following VIE Agreements:

1.              Shareholders’ Voting Right Proxy Agreement dated on July 5, 2019 among Jiahui Gan, the Domestic Company, Ucommune (Beijing) Technology Co., Ltd. (hereinafter referred to as the “WFOE”) and other shareholders of the Domestic Company;

2.              Exclusive Option Agreement dated on July 5, 2019 among Jiahui Gan, the Domestic Company, the WFOE and other shareholders of the Domestic Company;

3.              Equity Pledge Agreement dated on July 5, 2019 among Jiahui Gan, the Domestic Company, the WFOE and other shareholders of the Domestic Company.

I agree and acknowledge that:

1.              I will not claim that the shares of the Domestic Company constitute the community property jointly owned by my spouse and I. In all cases, including, but not limited to, in the event of divorce between my spouse and I, my spouse shall have the right to dispose of such shares at his sole discretion.

2.              I hereby unconditionally and irrevocably waive any right of or interest in the shares in the Domestic Company held by my spouse that may be granted to me by any applicable law, and undertake that I will not make any claim in respect of such shares, including, based on such claims, claiming to participate in the daily operation and management and voting of the Domestic Company or affecting the decision of my spouse in respect of such shares and any rights attached to them in any manner.

3.              My spouse may, at his sole discretion, enjoy his rights and perform his obligations under the VIE Agreements, and my spouse’s performance, further amendment, or termination of the VIE Agreements or his execution of other documents in lieu thereof does not require my further authorization or consent. I undertake that I will execute all necessary documents and take all necessary actions to ensure the proper performance of the VIE Agreements.

4.              If I acquire any shares in the Domestic Company held by my spouse for any reason, I shall be bound by the VIE Agreements and shall comply with the obligations thereunder as a shareholder of the Domestic Company, and for this purpose, upon request by the WFOE, I shall execute a set of written documents substantially in the same form and content as the VIE Agreements.

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(This page is only used as the signature page for the Spousal Consent Letter.)

Jiantong Zhao

/s/Jiantong Zhao

Date: July 5, 2019